Exhibit 12.1

TOPS HOLDING II CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2008, Fiscal 2009, Fiscal 2010, Fiscal 2011, Fiscal 2012 and for the 28-week periods ended July 14, 2012 and July 13, 2013 (dollars in thousands, except ratio data).

	Fiscal 2008 (52 weeks)	Fiscal 2009 (53 weeks)	Fiscal 2010 (52 weeks) (1)	Fiscal 2011 (52 weeks) (1)	Fiscal 2012 (52 weeks) (1)	28-week periods ended
						July 14, 2012 (1)	July 13, 2013 (1)
Earnings:
Pre-tax (loss) income	$(17,160)	$(20,308)	$(35,958)	$7,127	$(21,542)	$10,871	$(8,712)
Plus:
Fixed charges	48,285	50,838	69,393	69,792	67,602	36,265	40,852
Amortization of capitalized interest	175	269	269	189	189	102	102
Less:
Interest capitalized	507	—	—	—	—	—	—

Total available earnings	$30,793	$30,799	$33,704	$77,108	$46,249	$47,238	$32,242
Fixed charges:
Interest expensed	$40,503	$42,970	$58,316	$58,326	$55,209	$30,015	$34,082
Interest capitalized	507	—	—	—	—	—	—
Amortization of discounts/ capitalized costs	1,401	1,466	2,728	3,150	3,417	1,856	1,469
Interest in rental expenses	5,874	6,402	8,349	8,316	8,976	4,394	5,301

Total fixed charges:	$48,285	$50,838	$69,393	$69,792	$67,602	$36,265	$40,852
Deficiency	$(17,492)	$(20,039)	$(35,689)		$(21,353)		$(8,610)
Ratio of earnings to fixed charges	(A)	(B)	(C)	1.10	(D)	1.30	(E)

(A)	Due to the Company’s loss in Fiscal 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17,492 to achieve a coverage ratio of 1:1.

(B)	Due to the Company’s loss in Fiscal 2009, the ration coverage was less than 1:1. The Company must generate additional earnings of $20,039 to achieve a coverage ratio of 1:1.

(C)	Due to the Company’s loss in Fiscal 2010, the ratio coverage was less than 1:1. The Company must generate additional earnings of $35,689 to achieve a coverage ratio of 1:1.

(D)	Due to the Company’s loss in Fiscal 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $21,353 to achieve a coverage ratio of 1:1.

(E)	Due to the Company’s loss during the 28-week period ended July 13, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $8,610 to achieve a coverage ratio of 1:1.

(1)	Fiscal 2010, Fiscal 2011, Fiscal 2012 and the 28-week periods ended July 14, 2012 and July 13, 2013 include the operating results of the acquired Penn Traffic supermarkets following the January 29, 2010 Acquisition.